EXHIBIT 99.1

May 11, 2026

Atmus Announces Kevin Carpenter as SVP, Chief Supply Chain Officer

NASHVILLE, Tenn, May 11, 2026. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in filtration and media solutions, today announced the appointment of Kevin Carpenter as Senior Vice President and Chief Supply Chain Officer, effective immediately.

Carpenter brings more than 25 years of experience leading global industrial organizations through transformation, growth and operational excellence. He joins Atmus from The Toro Company, where he served as Vice President of Global Operations and Integrated Supply Chain.

“Kevin is a proven operations leader with a strong track record of building resilient, customer focused supply chains at scale,” said Steph Disher, CEO and President of Atmus. “His deep global experience and people-first leadership approach will be critical as we continue to strengthen our capabilities and execute on our growth strategy.”

In this role, Carpenter is responsible for procurement, manufacturing, health, safety and environment, transportation and logistics across the enterprise, advancing Atmus’ strategy specific to transforming its supply chain to better support its global customers.

“I am overjoyed and humbled to be a part of the Atmus team and look forward to contributing to our growth journey,” said Carpenter.

Prior to Toro, Carpenter held senior operations leadership roles at Carrier Global Corporation and Rockwell Automation, Inc., and earlier in his career served in engineering and operations roles at General Electric, Magna International, Nexxus Lighting and General Motors/Delphi.

Carpenter holds a Bachelor of Science in Electrical Engineering from the Georgia Institute of Technology and a Bachelor of Science in General Engineering from Morehouse College. He earned an MBA from the Weatherhead School of Management at Case Western Reserve University and a Master of Science in Industrial Engineering and Engineering Management from Youngstown State University.

About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. (“Atmus”; NYSE: ATMU) is a global leader in filtration and media solutions. With more than 65 years of innovation and engineering expertise to deliver high-performance filtration solutions, Atmus operates through two business segments: Power Solutions, which serves global on- and off-highway equipment markets through its trusted Fleetguard® brand; and Industrial Solutions, which addresses high-growth end markets – including commercial and industrial HVAC, data centers and power generation environments – through its dependable Koch Filter® brand. Headquartered in Nashville, Tenn., Atmus employs nearly 5,000 people worldwide who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Media relations:
Jayme Owen
media.inquiries@atmus.com
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